Exhibit 23.4

CONSENT OF Cawley, Gillespie & Associates, Inc.

We acknowledge that the results of our independent reserve estimates for Carbon Natural Gas Company (the “Company”) and Carbon Appalachian Company, LLC (“Carbon Appalachia”), with an effective date of December 31, 2017 and a preparation date of January 26, 2018, and for Carbon California Company, LLC (“Carbon California”), with an effective date of January 1, 2018 and a preparation date of January 30, 2018, are reported in the Company’s annual report on Form 10-K for the year ended December 31, 2017. We hereby consent to the results of our independent reserve estimates for the Company and Carbon Appalachia from our report dated January 26, 2018 and for Carbon California from our report dated January 30, 2018 being included in the Form 10-K and the inclusion of our reports as exhibits to the Form 10-K. We consent to the incorporation by reference of this information into the Company’s Registration Statement on Form S-8 (No. 333-179184). We further consent to the use of our name in the section of the Form 10-K entitled “Preparation of Reserves Estimates” and any reference to our firm or employees as “Experts”.

/s/ Cawley, Gillespie & Associates, Inc.

J. Zane Meekins, P. E.

Executive Vice President

Cawley, Gillespie & Associates, Inc.

March 31, 2018